Exhibit 10.6

EMPLOYMENT AGREEMENT

As Amended and Restated Effective January 1, 2009

THIS EMPLOYMENT AGREEMENT (the "Agreement") was entered into as of March 31 2005, by and between Northeast Utilities Service Company, a Connecticut corporation ("NUSCO"), with its principal office in Berlin, Connecticut, and Charles W. Shivery, a resident of Avon, Connecticut ("Executive").  This amendment and restatement of the Agreement is effective as of January 1, 2009.

WHEREAS, Executive is employed as Chairman, President & Chief Executive Officer of Northeast Utilities ("NU") and holds senior executive positions with certain of the subsidiaries of NU (NU and the Affiliates, as such term is defined in Section 6.1(a), of NU being referred to collectively herein as the "Company") and both parties desire to enter into an agreement to reflect Executive's contribution to the Company's business in Executive's executive capacities and to provide for Executive's continued employment by the Company, upon the terms and conditions set forth herein, and

WHEREAS, Executive and NUSCO desire to amend and restate the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective as of January 1, 2009.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Employment.  The Company hereby agrees to continue the employment of Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1.

Employment Term.  The term of Executive's employment under this Agreement shall commence as of March 31, 2005 (the "Effective Date") and shall continue until December 31, 2006, unless sooner terminated in accordance with Section 5 or Section 6 hereof, and shall automatically renew for periods of one year unless one party gives written notice to the other, at least sixty days prior to December 31, 2006 or at least sixty days prior to the end of any one-year renewal period, that the Agreement shall not be further extended.  The period commencing as of the Effective Date and ending on the date on which the term of Executive's employment under the Agreement shall terminate is hereinafter referred to as the "Employment Term".

1.2.

Duties and Responsibilities.  Executive shall serve as Chairman, President & Chief Executive Officer of NU, and in such senior positions as directed by NUSCO's Board of Directors (the "Board") or the Board of Trustees (the "Trustees") of NU that provide Executive with duties and compensation that are substantially equivalent to Executive's current position in terms of duties and responsibilities.  During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such positions as may be assigned to Executive by the Board.

1.3.

Extent of Service.  During the Employment Term, Executive agrees to use Executive's best efforts to carry out Executive's duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all Executive's business time, attention and energy thereto.  Except as provided in Section 3 hereof, the foregoing shall not be construed as preventing Executive from making minority investments in other businesses or enterprises provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company.

1.4.

Base Salary.  For all the services rendered by Executive hereunder, NUSCO shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate then being paid to Executive by NUSCO, payable in installments at such times as NUSCO customarily pays its other senior level executives (but in any event no less often than monthly).  Executive's Base Salary shall be reviewed annually for appropriate adjustment (but shall not be reduced below that in effect on the Effective Date without Executive's written consent) by the Trustees pursuant to its normal performance review policies for senior level executives.  Executive's annual Base Salary shall not be reduced below $840,000 without Executive's written consent.

1.5.

Retirement and Benefit Coverages.

(a) During the Employment Term, Executive shall be entitled to participate in all

(i) employee pension and retirement plans and programs (“Retirement Plans”) and

(ii) welfare benefit plans and programs (“Benefit Coverages”),

in each case made available to the Company's senior level executives as a group or to its employees generally, as such Retirement Plans or Benefit Coverages may be in effect from time to time, including, without limitation, the Company's Supplemental Executive Retirement Plan for Officers (the “Supplemental Plan”), both as to the Make-Whole Benefit and the Target Benefit.

(b) In addition, the Company shall provide Executive with a special retirement benefit as hereinafter described (the “Special Retirement Benefit”).  The Special Retirement Benefit equals the positive difference between (i) the amount that would be payable from the Northeast Utilities Service Company Retirement Plan (the “Retirement Plan”) and the Supplemental Plan if (A) actuarial reductions for commencement before age 65 were equal to 2% for each year younger than age 65 to age 60, if applicable, and 3% for each year younger than age 60, unless actuarial reduction factors more favorable to Executive are adopted in the Retirement Plan, in which case those factors shall apply, (B) three years of service were added to Executive’s actual service, and (C) all benefits under the Retirement Plan and the Supplemental Plan were fully vested, and (ii) the amounts payable from the Retirement Plan and the Supplemental Plan without such enhancements. The Special Retirement Benefit shall be paid at the same time and in the same form as the Supplemental Plan benefit subject to the provisions of Section 7.1 of this Agreement.  Upon the death of Executive prior to payment of his Special Retirement Benefit, his spouse, if any, shall be entitled to receive payment of a Special Retirement Benefit in the same form and at the same time that payment of his Supplemental Plan benefit is (or would be) made to his spouse in an amount equal to 50% of the Special Retirement Benefit that would have been paid to Executive if his Termination Date occurred on the day before the date of his death , calculated on the assumption that the Special Retirement Benefit was payable to Executive as a life annuity in accordance with the factors set forth in Addendum 1 to the Supplemental Plan commencing on the date of Executive’s death.

(c) In addition, Executive may elect continued participation after termination of employment in the Company’s retiree health plan if the terms of such plan allow Executive’s continued participation; provided, however, that in the event of such election, Executive shall pay the then applicable amount payable in accordance with standard payment rates by retirees of the Company participating in such plan.  If Executive’s age and years of service do not qualify him for benefits under the Company's retiree health plan Executive shall instead be eligible for such continued health benefits as may be provided in Sections 5 or 6, as applicable.

1.6.

Reimbursement of Expenses and Dues; Vacation.  Executive shall be provided with reimbursement of expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to five weeks of vacation annually and holidays and other leave in accordance with the Company's normal personnel policies for senior level executives.  In addition, Executive shall be entitled to taxable reimbursement for an initiation fee of up to $10,000 for membership in a private business or country club, and reimbursement of up to $5,000 per year in annual expenses related to such membership.  The Company will review periodically the amount of such expenses it will reimburse to Executive and may make adjustments to said amount based upon changes in the fee structure at such club. All such reimbursements shall be made in accordance with the provisions of Section 7.2 of this Agreement ..

1.7.

Short-Term Incentive Compensation.  Executive shall be entitled to participate in any short-term incentive compensation programs established by the

Company for its senior level executives generally, depending upon achievement of certain annual individual or business performance objectives specified and approved by the Trustees (or a Committee thereof) in its sole discretion; provided, however, that Executive's "target opportunity" and "maximum opportunity" under any such program shall be at least 100% and 200%, respectively, of Executive's Base Salary, except that the Trustees may change these "target opportunity" and "maximum opportunity" percentages as part of a general revision of executive compensation which also applies to other senior level executives of the Company.  Executive's short-term incentive compensation, either in shares of NU or cash, as applicable from time to time, shall be paid to Executive, not later than such payments are made to the Company's senior level executives generally and in accordance with the terms of the applicable plan or program .  Notwithstanding the foregoing, if set forth in applicable program documents specific payouts of Executive’s short-term incentive compensation may be deferred in order to minimize a loss of tax deductions for the Company under Section 162(m) of the Internal Revenue Code.

1.8.

Long-Term Incentive Compensation.  Executive shall also be entitled to participate in any long-term incentive compensation programs established by the Company for its senior level executives generally, depending upon achievement of certain business performance objectives specified and approved by the Trustees (or a Committee thereof) in its sole discretion; provided, however, that Executive's "target opportunity" and "maximum opportunity" under any such program shall be at least 250% and 500%, respectively of Executive's Base Salary, except that the Trustees may change these "target opportunity" and "maximum opportunity" percentages as part of a general revision of executive compensation which also applies to other senior level executives of the Company.  Executive's long-term incentive compensation, either in shares of NU, restricted stock units, options or cash, as applicable from time to time, shall be paid to Executive not later than such payments are made to the Company's senior level executives generally and in accordance with the terms of the applicable plan or program .  Notwithstanding the foregoing, if set forth in applicable program documents specific payouts of Executive’s long-term incentive compensation may be deferred  in order to minimize a loss of tax deductions for the Company under Section 162(m) of the Internal Revenue Code.

2.

Confidential Information.  Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term Executive has had and will continue to have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as "Confidential Information").  Executive acknowledges that such Confidential Information is a valuable and unique asset of the

Company and Executive covenants that Executive will not, unless expressly authorized in writing by the Board, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information.  Executive also covenants that at any time after the termination of such employment, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, in which case Executive will inform NUSCO in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure.   All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company.  Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Board, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information.  Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in Executive's possession.

3.

Non-Competition; Non-Solicitation.

(a)

During Executive's employment by the Company and for a period of two years after Executive's termination of employment for any reason, within the Company's "service area," as defined below, Executive will not, except with the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive's name to be used in connection with, any business or enterprise which is engaged in any business that is competitive with any regulated business or enterprise in which the Company is engaged ("Competitive Company").  For the purposes of this Section, "Service Area" shall mean the geographic area within the states of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont, or any other state in which the Company, in the aggregate, generates 25% or more of its revenues in the fiscal year of NU in which Executive's termination of employment occurs.  Further, for the purposes of this Section, "Competitive Company" shall mean Consolidated Edison, Inc., Energy East

Corporation, Hydro-Quebec, KeySpan Energy, National Grid USA, NSTAR, or The United Illuminating Company, their assigns or successors, or any other company which in the future engages in competition with the regulated business of the Company in the Service Area.  Executive acknowledges that the listed service area is the area in which the Company presently does business.

(b)

The foregoing restrictions shall not be construed to prohibit the ownership by Executive of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive's rights as a shareholder, or seeks to do any of the foregoing.

(c)

Executive further covenants and agrees that during Executive's employment by the Company and for the period of two years thereafter, Executive will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's "Principal Customers," defined for the purposes hereof to include any customer of the Company, from which $100,000 or more of annual gross revenues are derived at such time, or (ii) encourage any Principal Customer to reduce its patronage of the Company.

(d)

Executive further covenants and agrees that during Executive's employment by the Company and for the period of two years thereafter, Executive will not, except with the prior written consent of the Trustees, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Executive's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise.  The foregoing covenant of Executive shall not apply to any person after 12 months have elapsed subsequent to the date on which such person's employment by the Company has terminated.

4.

Equitable Relief.

(a)

Executive acknowledges and agrees that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those Sections.  Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b)

Executive further acknowledges and agrees that a breach of any of the restrictions in Sections 2 and 3 cannot be adequately compensated by monetary damages.  Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 2 or 3 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Sections 2 or 3 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c)

If Executive breaches any of Executive’s obligations under Sections 2 or 3 hereof, and such breach constitutes “Cause,” as defined in Section 5.3 hereof, or would constitute Cause if it had occurred during the Employment Term, the Company shall thereafter have no Target Benefit obligation pursuant to the Supplemental Plan and no Special Retirement Benefit obligation under this Agreement, but shall remain obligated for the Make-Whole Benefit under the Supplemental Plan, but only to the extent not modified by the terms of this Agreement, and compensation and other benefits provided in any plans, policies or practices then applicable to Executive in accordance with the terms thereof.

(d)

Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 2 or 3 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of Connecticut, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Hartford, Connecticut, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.  Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof.

(e)

Executive agrees that for a period of five years following the termination of Executive’s employment by the Company Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Sections 2 and 3 hereof to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit Executive’s name to be used; provided, however, that this provision shall not apply in respect of Section 3 hereof after expiration of the time periods set forth therein.

(f)

For the purposes of this Section 4, the term “Company” shall be deemed to include NU and the Affiliates, as defined in Section 6.1(a), of NU and the Company.

5.

Termination.  The Employment Term shall terminate upon the occurrence of any one of the following events and payment to Executive under this Section 5 shall be made at the time specified in Section 5.6 :

5.1.

Disability.  The Company may terminate the Employment Term if Executive is unable substantially to perform Executive’s duties and responsibilities hereunder to the full extent required by the Board by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months; provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate the Employment Term.  In addition, Executive shall be (a) entitled to receive any amounts earned, accrued or owing but not yet paid under Section 1 above, and (b) treated as if he retired for the purposes of determining Executive’s vesting and eligibility for any other benefits in accordance with the terms of any applicable plans and programs of the Company.  In the event Executive’s employment terminates by reason of his disability, Executive may elect participation in the Company’s health plan for retired or disabled employees if the terms of such plan allow Executive’s and his spouse’s participation; provided, however, that in the event of such election, Executive shall pay the then applicable amount payable in accordance with standard payment rates by disabled or retired employees of the Company, as applicable, participating in such plan.  If the terms of such plan do not allow Executive’s and his spouse’s participation, Executive and his spouse will be eligible to participate in the Company’s executive retiree health plan for the remainder of their lives.  Such executive retiree health plan coverage shall be provided on a subsidized basis so that the Executive’s net after-tax cost for such coverage will generally not be greater than the cost charged to a retired employee for coverage under the Company’s retiree health plan.  Executive’s cost for such executive retiree health plan coverage shall be paid on an after-tax basis and the Company subsidy for such executive retiree health plan coverage shall be includible in  Executive’s income for tax purposes.   The Company will provide tax gross-up

payments with respect to such taxable subsidized coverage concurrently with the inclusion of the amount of such taxable coverage in Executive’s income (or by reimbursement in accordance with Section 7.2 of the Agreement of any benefit amount that is taxable to Executive under Section 105(h) of the Code) such that the tax gross-up payments will reimburse Executive for all Federal and state income taxes and for the Hospital Insurance portion of FICA tax withholding at the highest marginal rate resulting from the inclusion in Executive’s income of such Company subsidy to the executive retiree health plan coverage and from the reimbursement of such taxes but only to the extent that such taxable subsidized coverage is not also taxable to retirees of the Company who receive health coverage through the Company’s health plan.  Otherwise, the Company shall have no further liability or obligation to Executive for compensation under this Agreement.  Executive agrees, in the event of a dispute under this Section 5.1, to submit to a physical examination by a licensed physician selected by the Board.

5.2.

Death.  The Employment Term shall terminate in the event of Executive's death.  In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to the installment of Executive’s Base Salary set forth in Section 1.4 hereof for the month in which Executive dies.  In addition, Executive's estate shall be entitled to (a) receive any other amounts earned, accrued or owing but not yet paid under Section 1 above, and (b) be treated as if he retired for the purposes of determining Executive’s vesting and eligibility for any other benefits in accordance with the terms of any applicable plans and programs of the Company.  In the event Executive’s employment terminates by reason of his death, then Executive’s surviving spouse’s Special Retirement Benefit payable under Section 1.5(b) shall be calculated as if Executive had attained three additional years of service.   Executive’s surviving spouse may elect participation in the Company’s retiree health plan if the terms of such plan allow such participation; provided, however, that in the event of such election, Executive’s spouse shall pay the then applicable amounts due in accordance with standard payment rates by surviving spouses participating in such plan.

If the terms of such plan do not allow Executive’s surviving spouse’s participation for her life, Executive’s spouse shall be eligible to participate in the Company’s executive retiree health plan for the remainder of her life.  Such executive retiree health plan coverage shall be provided on a subsidized basis so that Executive ‘s spouse’s net after-tax cost for such coverage will generally not be greater than the cost charged to a retiree who had satisfied the eligibility requirements for coverage under the Company’s retiree health plan taking into account Executive’s actual age and years and months of service with the Company prior to his death on the same basis as if he were an eligible retiree under the Company’s retiree health plan. Executive’s spouse’s cost for such executive retiree health plan coverage shall be paid on an after-tax basis and the Company subsidy for such executive retiree health plan coverage shall be reported as taxable income to Executive’s spouse.  The Company will provide tax gross-up payments with respect to such taxable subsidized coverage concurrently (or by reimbursement in accordance with Section 7.2 of the Agreement of any benefit amount that is taxable to Executive under Section 105(h) of the Code) such that the tax gross-up payments will reimburse Executive for all Federal and state income taxes and for the Hospital Insurance portion of FICA tax withholding at the highest marginal rate resulting from the inclusion in Executive’s income of such Company subsidy to the executive retiree health plan coverage and from the reimbursement of such taxes but only to the extent that such taxable subsidized coverage is not also taxable to retirees of the Company who receive health coverage through the Company’s health plan.  Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

5.3.

Cause.  The Company may terminate the Employment Term, at any time, for “cause” upon written notice, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued, and no Target Benefit and no Special Retirement Benefit shall be due under the Supplemental Plan, but Executive shall remain entitled to the Make-Whole Benefit under the Supplemental Plan, but only to the extent not modified by the terms of this Agreement, and any other benefits in accordance with the terms of any applicable plans and programs of the Company.  For purposes of this Agreement, Executive's employment may be terminated for “cause” if (a) Executive is convicted of a felony, (b) in the reasonable determination of the Board, Executive has (i) committed an act of fraud, embezzlement, or theft in connection with Executive's duties in the course of Executive’s employment with the Company, (ii) caused intentional, wrongful damage to the property of the Company or intentionally and wrongfully disclosed Confidential Information, or (iii) engaged in gross misconduct or gross negligence in the course of Executive’s employment with the Company or (c) Executive materially breached Executive’s obligations under this Agreement and shall not have remedied such breach within 30 days after receiving written notice from the Board specifying the details thereof.  For purposes of this Agreement, an act or omission on the part of Executive shall be deemed “intentional” only if it was not due primarily to an error in judgment or negligence and was done by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

5.4.

Termination Without Cause and Non-Renewal.

(a)

The Company may remove Executive, at any time, without cause from the position in which Executive is employed hereunder (in which case the Employment Term shall be deemed to have ended) upon written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and, subject to the provisions of Section 3 hereof, shall be allowed to seek other employment.  Upon any such removal or if the Company informs Executive that the Agreement will not be renewed after December 31, 2006 or at the end of any subsequent renewal period, Executive shall be entitled to receive, as liquidated damages for the failure of the Company to continue to employ Executive, only the amount due to Executive under the Company's then current severance pay plan for employees.  No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company.  Notwithstanding anything in this Agreement to the contrary, on or after Executive attains age 65, no action by the Company shall be treated as a removal from employment or non-renewal if on the effective date of such action Executive satisfies all of the requirements for the executive or high policy-making exception to applicable provisions of state and federal age discrimination legislation.

(b)

Notwithstanding the provisions of Section 5.4(a) (other than the last sentence), in the event that Executive executes a written release upon such removal or non-renewal, and returns such executed Release to the Company not fewer than eight days before the date provided in Section 5.6 for payment of the amounts provided under this Section 5.4(b), substantially in the form attached hereto as Annex 1, (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued a benefit), or the termination thereof, Executive shall be entitled to receive, in lieu of the payment described in subsection (a) hereof, which Executive agrees to waive,

(i)

as liquidated damages for the failure of the Company to continue to employ Executive, a single cash payment equal to Executive’s Base Compensation, as defined in Section 6.1(b) below;

(ii)

a single cash payment equal to the present value of (A)

 the cost that would be incurred in providing $50,000 life insurance coverage on Executive’s life for two years after Executive’s termination of employment under the individual conversion policy for which Executive will be eligible following the termination of his Company-sponsored group term life insurance coverage; and (B) the cost that would be incurred by the Company in providing two years of long-term disability insurance coverage to Executive under the Company-sponsored group long-term disability insurance program at the coverage level in place for the Executive under such group long-term disability insurance program at Executive's Termination Date, calculated on the basis of a discount rate equal to the rate set forth in Section 7.1(a) of this Agreement, such payment to be provided with a tax gross-up to reimburse Executive for all Federal and state income taxes and for the Hospital Insurance portion of FICA tax withholding at the highest marginal rate resulting from the inclusion in  Executive’s income of such payment.

(iii)

any other amounts earned, accrued or owing but not yet paid under Section 1 above, determined as if he retired from the Company;

(iv)

 any other benefits in accordance with the terms of any applicable plans and programs of the Company and a payment equal to any unused vacation, including continued reimbursement for tax preparation services and financial planning also will continue for a two-year period;

(v)

as additional consideration for the non-competition and non-solicitation covenant contained in Section 3, a single cash payment, equal to Executive’s Base Compensation, as defined in Section 6.1(b) below;

(vi)

under the Special Retirement Benefit, Executive shall be entitled to receive a Target Benefit and a Make-Whole Benefit, whether or not Executive has then satisfied the requirements for early, normal or deferred retirement under, or is then entitled to receive a vested benefit under, the Company's Retirement Plan, using the Termination Date as the "benefit commencement date" contemplated by Article  II of the Supplemental Plan; Executive's years of service with the Company through the 60th month following the Termination Date shall be taken into account in determining the amount of the Target Benefit and the Make-Whole Benefit and 24 months shall be added to Executive's age for purposes of determining the reduction in such Benefits, if any, to reflect early commencement, utilizing the early commencement factor for Executive's age and years of service, each as so modified, set forth in the Company's Retirement Plan as in effect on the Termination Date or, if there is no such factor for Executive's age as so modified as of the Termination Date, a full actuarial reduction for Executive's age as so modified, as determined by the enrolled actuary for the Retirement Plan;

(vii)

all stock option grants, restricted shares, and restricted share units, to the extent not already vested prior to the removal or non-renewal, shall be fully vested and, in the case of options, exercisable as if Executive had remained actively employed by the Company, and had satisfied all time requirements as to exercise, including the right of exercise, where appropriate, within 36 months after the removal or non-renewal; provided, however, that the exercise period shall not be extended to a date later than the earlier of the latest day by which the stock right could have expired by its original terms or the tenth anniversary of the original date of grant; and

(viii)

participation after termination of employment in the Company’s retiree health plan if the terms of such plan allow Executive’s and Executive’s spouse’s participation; provided, however, that in the event of such election, Executive would pay the then applicable amount payable in accordance with standard payment rates by retirees of the Company, participating in such plan.  If the terms of such plan do not allow Executive’s participation, Executive and his spouse will be eligible to elect participation in the Company’s executive retiree health plan for the remainder of their lives.  Such coverage shall be provided on a subsidized basis so that Executive’s cost for such executive retiree health plan coverage will generally not be greater than the cost charged to an active employee participating in the Company’s active employee health plan for the first 24 months of coverage after Executive’s Termination Date and, thereafter, at the cost charged to a retiree who has satisfied the eligibility requirements for coverage under the Company’s retiree health plan, taking into account Executive’s actual age and years and months of service with the Company as if he were an eligible retiree under the Company’s retiree health plan.  Executive’s cost for such executive retiree health plan coverage shall be paid on an after-tax basis and the Company subsidy for such coverage shall be includible in Executive’s income for tax purposes.  The Company will provide tax gross-up payments with respect to such taxable subsidized coverage concurrently (or by reimbursement in accordance with Section 7.2 of the Agreement of any benefit amount that is taxable to Executive under Section 105(h) of the Code) such that the tax gross-up payments will reimburse Executive for all Federal and state income taxes and for the Hospital Insurance portion of FICA tax withholding at the highest marginal rate resulting from the inclusion in Executive’s income of such Company subsidy to the executive retiree health plan coverage and from the reimbursement of such taxes but only to the extent that such taxable subsidized coverage is not also taxable to retirees of the Company who receive health coverage through the Company’s health plan.

5.5.

Voluntary Termination.  Executive may voluntarily terminate the Employment Term upon 30 days' prior written notice for any reason.  In such event, after the effective date of such termination, no further payments shall be due under this Agreement except that Executive shall be entitled to (a) any benefits due in accordance with the terms of any applicable plan and programs of the Company as if he had retired from the Company, and (b) the Special Retirement Benefit .  In addition, Executive may elect participation in the Company's retiree health plan for him and his spouse, if the terms of such plan allow Executive’s participation; provided, however, that in the event of such election, Executive shall pay the then applicable amount payable in accordance with standard payment rates by retirees of the Company participating in such plan.  If the terms of such plan do not allow Executive’s participation, Executive and his spouse will be eligible to participate in the Company’s executive retiree health plan for the remainder of their lives.  Such executive retiree health plan coverage shall be provided on a subsidized basis so that Executive’s net after-tax cost for such executive retiree health plan coverage will generally not be greater than the cost charged to a retiree who satisfied the eligibility requirements for coverage under the Company’s retiree health plan, taking into account Executive’s actual age and years and months of service with the Company on the same basis as if he were an eligible retiree under the Company’s retiree health plan. Executive’s cost for such executive retiree health plan coverage shall be paid on an after-tax basis and the Company subsidy for such coverage shall be includible in Executive’s income for tax purposes.  The Company will provide tax gross-up payments with respect to such taxable subsidized coverage concurrently (or by reimbursement in accordance with Section 7.2 of the Agreement of any benefit amount that is taxable to Executive under Section 105(h) of the Code) such that the tax gross-up payments will reimburse Executive for all Federal and state income taxes and for the Hospital Insurance portion of FICA tax withholding at the highest marginal rate resulting from the inclusion in Executive’s income of such Company subsidy to the executive retiree health plan coverage and from the reimbursement of such taxes but only to the extent that such taxable subsidized coverage is not also taxable to retirees of the Company who receive health coverage through the Company’s health plan.

5.6

Time of Payment .  Amounts payable under this Section 5 following Executive’s termination of employment, other than those expressly payable on a deferred basis, will be paid on or before the 30th day following Executive’s termination of employment, with the date of such payment being determined in the sole discretion of the Company, except as otherwise provided in Section 7.1.  Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this Section 5.6 is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code.

6.

Payments Upon a Change in Control.

6.1.

Definitions.  For all purposes of this Section 6, the following terms shall have the meanings specified in this Section 6.1 unless the context otherwise clearly requires:

(a)

“Affiliate” shall mean an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(b)

"Base Compensation" shall mean, for a calendar year, Executive's annualized Base Salary as would be reported for federal income tax purposes on Form W-2 for such calendar year, together with any and all salary reduction authorized amounts under any of the Company's benefit plans or programs for such calendar year, and all short-term incentive compensation at the target level to be paid to Executive in all employee capacities with the Company attributable to such calendar year and taxable in the following calendar year. "Base Compensation" shall be the higher of (i) Base Compensation for the calendar year in which occurs the Change of Control or, if no Change of Control occurs, the calendar year in which occurs the involuntary termination; or (ii) Base Compensation for the full calendar year immediately prior thereto. "Base Compensation" shall not include the value of any stock options, performance units, or other elements of Long-Term Incentive Compensation or any exercise thereunder.

(c)

"Change of Control" shall mean the happening of any of the following:

(i)

When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, its Affiliates, or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NU representing more than 20% of the combined voting power of either (A) the then outstanding common shares of NU (the "Outstanding Common Shares") or (B) the then outstanding voting securities of NU entitled to vote generally in the election of directors (the "Voting Securities"); or

(ii)

Individuals who, as of the beginning of any twenty-four month period, constitute the Trustees (the "Incumbent Trustees") cease for any reason to constitute at least a majority of the Trustees or cease to be able to exercise the powers of the majority of the Trustees, provided that any individual becoming a trustee subsequent to the beginning of such period whose election or nomination for election by NU's shareholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Trustees shall be considered as though such individual were a member of the Incumbent Trustees, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Trustees of NU (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii)

Consummation by NU of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Shares and Voting Securities immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and Voting Securities, as the case may be; or

(iv)

Consummation of a complete liquidation or dissolution of NU or sale or other disposition of all or substantially all of the assets of NU other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Shares and Voting Securities, as the case may be, immediately prior to such sale or disposition.

(d)

"Termination Date" shall mean the date of receipt of a Notice of Termination of this Agreement or any later date specified therein.

(e)

"Termination of Employment" shall mean the termination of Executive's actual employment relationship with the Company, including a failure to renew the Agreement after December 31, 2006 or at the end of any subsequent renewal period, in either case occasioned by the Company's action.   Whether Executive has had a Termination of Employment shall be determined by the Company on the basis of all relevant facts and circumstances with reference to Treasury Regulations Section 1.409A-1(h) .

(f)

"Termination upon a Change of Control" shall mean a Termination of Employment during the period beginning on the earlier of (i) approval by the shareholders of NU of a Change of Control or (ii) consummation of a Change of Control and, in either case, ending on the second anniversary of the consummation of the transaction that constitutes the Change of Control (or if such period started on shareholder approval and after such shareholder approval the Trustees abandon the transaction, on the date the Trustees abandoned the transaction) either:

(A)

initiated by the Company for any reason other than Executive's (w) disability, as described in Section 5.1 hereof, (x) death, (y) retirement on or after attaining age 65, or (z) "cause," as defined in Section 5.3 hereof, or

(B)

initiated by Executive (A) upon any failure of the Company materially to comply with and satisfy any of the terms of this Agreement, including any significant reduction by the Company of the authority, duties or responsibilities of Executive, any reduction of Executive's compensation or benefits as in effect immediately prior to the Change of Control, or the assignment to Executive of duties which are materially inconsistent with the duties of Executive's position as defined in Section 1.2 above, or (B) if Executive is transferred, without Executive's written consent, to a location that is more than 50 miles from Executive's principal place of business immediately preceding such approval or consummation; provided, that the imposition on Executive following a Change of Control of a limitation of Executive's scope of authority such that Executive's responsibilities relate primarily to a company or companies whose common equity is not publicly held shall be considered a "significant reduction by the Company of the authority, duties or responsibilities of Executive" for the purposes hereof.

Notwithstanding the foregoing, for purposes of this definition: (i) a Termination of Employment which occurs prior to consummation of a Change of Control shall not constitute a Termination upon a Change of Control, as determined above, unless it is specifically approved by the Trustees in their sole discretion; and (ii) a Termination initiated by Executive prior to consummation of a Change of Control shall not constitute a Termination upon a Change of Control if the failure, reduction, assignment or transfer is determined by the Trustees to be unrelated to the impending Change of Control.

6.2.

Notice of Termination.  Any Termination upon a Change of Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 11 hereof.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

6.3.

Payments upon Termination.  Subject to the provisions of Sections 6.6 and 6.7 hereof, in the event of Executive's Termination upon a Change of Control, the Company agrees (a) in the event Executive executes the Release required by Section 5.4(b), to pay to Executive, in a single cash payment, at the time provided in Section 6.8 , two multiplied by Executive's Base Compensation and, in addition, all amounts and benefits described in Section 5.4(b)(ii), (iii), (iv) and (v), provided that in (ii) the cash payment for benefit coverage (other than health) shall be determined on the basis of a three-year period rather than a two-year period following Executive’s Termination Date, or (b) in the event Executive fails or refuses to execute the Release required by Section 5.4(b), to pay to Executive, in a single cash payment, at the time provided in Section 6.8 , the amount due under Section 5.4(a) above and, in addition, all other amounts and benefits described in Section 5.4(a).

6.4.

Supplemental Plan, Stock Option, Retiree Health Benefits, and Grants.  Subject to the provisions of Sections 6.6 and 6.7 hereof, in the event of Executive's

Termination upon a Change of Control, and the execution of the Release required by Section 5.4(b):

(a)

Under the Supplemental Plan (which shall be provided instead through the Special Retirement Benefit, if applicable) Executive shall be entitled to a Target Benefit and a Make-Whole Benefit payable at the time and in the form provided in the Supplemental Plan, whether or not Executive has then satisfied the requirements for early, normal or deferred retirement under, or is then entitled to receive a vested benefit under the Company's Retirement Plan or has attained age 60.  There shall be an actuarial reduction in the event the Target Benefit and Make-Whole Benefit commence prior to age 65.  The actuarial reduction shall be 2% for each year younger than age 65 to age 60, and 3% for each year younger than age 60, unless actuarial reduction factors more favorable to Executive are adopted in the Retirement Plan, in which case those factors shall apply.  Executive's years of service with the Company through the 72nd month following the Termination Date shall be taken into account in determining the amount of the Target Benefit and Make-Whole Benefit and 36 months shall be added to Executive's age for purposes of determining Executive's eligibility for both such Benefits and the actuarial reduction under the Plan as modified herein.

(b)

In addition, Executive may elect participation in the Company’s  retiree health plan if the terms of such plan allow Executive’s participation; provided, however, that in the event of such election, Executive shall pay the then applicable amount payable in accordance with standard payment rates by retirees of the Company participating in such plan.  If the terms of such plan do not allow Executive’s  participation, Executive and his  spouse will be eligible to participate in the Company’s executive retiree health plan for the remainder of their lives.  Such executive retiree health plan coverage shall be provided on a subsidized basis so that Executive’s net after-tax cost for such executive retiree health plan coverage will generally not be greater than the cost charged to an active employee participating in the Company’s active employee health plan for the first 36 months of coverage after Executive’s Termination Date and, thereafter, at the cost charged to a retiree who satisfied the eligibility requirements for coverage under the Company’s retiree health plan taking into account Executive’s actual age and years and months of service with the Company on the same basis as if he were an eligible retiree under the Company’s retiree health plan.  Executive’s cost for such executive retiree health plan coverage shall be paid on an after-tax basis and the Company subsidy for such coverage shall be includible in Executive’s income for tax purposes.  The Company will provide tax gross-up payments with respect to such taxable subsidized coverage concurrently (or by reimbursement in accordance with Section 7.2 of the Agreement of any benefit amount that is taxable to Executive under Section 105(h) of the Code) such that the tax gross-up payments will reimburse Executive for all Federal and state income taxes and for the Hospital Insurance portion of FICA tax withholding at the highest marginal rate resulting from the inclusion in Executive’s income of such Company subsidy to the executive retiree health plan coverage and from the reimbursement of such taxes, but only to the extent that such taxable subsidized coverage is not also taxable to retirees of the Company who receive health coverage through the Company’s health plan.

(c)

Unless the Compensation Committee of the Northeast Utilities Board of Trustees comprises the same members as those on the Committee immediately before the Change of Control and determines otherwise, (i) all stock option grants, restricted shares, and restricted share units previously granted to Executive, to the extent not already vested prior to such occurrence, shall be fully vested and, in the case of options, immediately exercisable as if Executive had  satisfied all requirements as to exercise, including the right of exercise, where appropriate, within 36 months of  such occurrence; provided, however, that the exercise period shall not be extended to a date later than the earlier of the latest day by which the stock right could have expired by its original terms or the tenth anniversary of the original date of grant and, if the Change of Control results in the Voting Securities of NU ceasing to be traded on a national securities exchange or though the national market system of the National Association of Securities Dealers Inc., the value of a share of stock on the day the option is exercised shall be deemed to be the closing price on the day such Voting Securities cease trading and, unless (ii) applies, shall be deemed exercised immediately at such closing price, subject to the terms of the applicable plan or program; and (ii) if NU is not the surviving corporation (or survives only as a subsidiary of another corporation), those portions of any such options that have not been exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation in a manner that does not cause such options to become subject to Section 409A of the Code.  Notwithstanding the foregoing, such Committee (if composed of the same members as those on the Committee immediately before the Change of Control) may require Executive to surrender the remainder of any or all such options, in each case in exchange for a payment by the Company, in cash or common shares as determined by the Committee, in an amount equal to the amount by which the then fair market value of the common shares subject to such option exceeds the exercise price per share of such option,  or, after giving Executive an opportunity to exercise such option, terminate the option at such time as the Committee deems appropriate.

(d)

A gross-up payment, if needed, shall be determined in accordance with Section 6.6 of this Agreement.

6.5.

Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives all of the payments provided for in this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

6.6.

Certain Increase in Payments.

(a)

Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, Executive shall be paid an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment shall be equal to the Payment.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b)

All determinations to be made under this Section 6 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 10 days of the Termination Date.  Any such determination by the Accounting Firm shall be binding upon the Company and Executive.  Within five days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Agreement, provided that any such payment or distribution shall be made not later than the last day of Executive’s taxable year next following Executive’s taxable year in which Executive remits the excise tax .  Anything in this Section 6.6(b) to the contrary notwithstanding, any Gross-Up Payment to be made hereunder shall be subject to such delay in payment as may apply under Section 7.1 of this Agreement in the event that such payment is made in connection with Executive’s termination of employment and is subject to Section 409A of the Code.

(c)

In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to Executive after taking into account the provisions of Section 4999 of the Code shall reflect the intent of the parties as expressed in subsection (a) above, in the manner determined by the Accounting Firm. Any payment to Executive as a result of any such adjustment shall be made not later than the last day of Executive’s taxable year next following Executive’s taxable year in which Executive remits the taxes that are the subject of the audit.   Anything in this Section 6.6(c) to the contrary notwithstanding, any Gross-Up Payment to be made hereunder shall be subject to such delay in payment as may apply under Section 7.1 of this Agreement in the event that such payment is made in connection with Executive’s termination of employment and is subject to Section 409A of the Code.  Executive’s right to payments under this Section 6.6 shall be treated as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

(d)

All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

6.7

Changes to Sections 6.3 and 6.4.  The payments, benefits and other compensation provided under Sections 6.3 and 6.4 may be revised, in the sole discretion of the Board, after the expiration of two years following written notice to Executive of the Board's intention to do so and the changes to be made; provided, however, that no revision may be made that would reduce the payments, benefits and other compensation below those provided under Section 5.4 in the event Executive's employment is terminated without cause or this Agreement is not renewed; nor may any revision be made that would cause Executive to become subject to the payment of any tax penalty or interest under Section 409A of the Code; and provided, further, that no such notice may be given and no such revision may become effective following a Change of Control.  Notice under this Section 6.7 shall not constitute a non-renewal or removal of Executive, nor shall any such actual revision be grounds for a determination that this Agreement is not being renewed or that Executive has been removed, for purposes of Section 5.4.

6.8

Time of Payment .   Amounts payable under this Section 6 following Executive’s termination of employment, other than those expressly payable on a deferred basis, will be paid on or before the 30th day following Executive’s termination of employment, with the date of such payment being determined in the sole discretion of the Company, except as otherwise provided in Section 7.  Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this Section 6.8 is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code.

7.

Compliance with Section 409A

7.1

Delayed Payments Under Section 409A .  Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Executive’s employment which are subject to Section 409A of the Code shall be delayed for six months following such termination of employment if Executive is a Specified Employee as defined herein on the date of his termination of employment. Any payment due within such six-month period shall be delayed to the end of such six-month period and paid at the beginning of the seventh month following Executive’s termination of employment.  In the event of Executive’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Executive’s death occurs.  In the event of any such delay in the payment date, the Company will adjust the payment to reflect the deferred payment date by multiplying the payment by the product of (a) the interest discount rate used for financial accounting purposes to compute the present value liability of the Supplemental Plan for the plan year immediately preceding the Specified Employee’s Termination Date,  and (b) a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. In the event of a payment that is required by other terms of this Agreement to be made on an after-tax basis and which is subject to the six-month delay provided herein, the payment as adjusted in accordance with this Section 7.1 to reflect the deferred payment date shall be paid to Executive on an after-tax and fully grossed-up basis .   For purposes of this Agreement, a Specified Employee shall mean an employee of the Company who is a Vice President or more senior officer of the Company at any time during a calendar year in which case such employee shall be considered a Specified Employee for the 12-month period beginning on the first day of the fourth month immediately following the end of such calendar year.

7.2

Reimbursements Subject to Section 409A .  Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following limitations:

(a) the amount of expenses eligible for reimbursement or in-kind benefits provided during any one taxable year of Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year;

(b) the reimbursement of any expense shall be made not later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense is incurred; however, with respect to tax gross-up payments under Sections 5.1, 5.2, 5.4(b)(viii), 5.5, 6.4(b), 6.6 and 18, not later than the last day of Executive’s taxable year next following Executive’s taxable year in which Executive remits the applicable taxes;

(c) the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

In addition, with respect to any reimbursement made or in-kind benefit provided under Sections 5 or 6 for health plan coverage, any such reimbursements made or in-kind benefits provided during the period of time that Executive will be entitled (or would, but for such reimbursement, be entitled) to continuation coverage under a Company group health plan pursuant to COBRA if Executive had elected such coverage and paid the applicable premiums shall be exempt from Section 409A of the Code and the six-month delay in payment described in Section 7.1.

Executive’s right to payments, reimbursements or in-kind benefits under this Agreement (except as applies to payments under the Special Retirement Benefit or under the Supplemental Plan) shall be treated at all times as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

8.

Survivorship.  The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

9.

Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

10.

Arbitration; Expenses.  In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Hartford, Connecticut in accordance with National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable (except as provided in Section 52-418 of the Connecticut General Statutes) and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the

American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company's and Executive's reasonable attorneys' fees and expenses).   Any such payment or reimbursement shall be made in accordance with Section 7.2. Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

11.

Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Northeast Utilities Service Company

P.O. Box 270

Hartford, CT 06141-0270

Attention: Senior Vice President and General Counsel

If to Executive, to:

Charles W. Shivery

3 Garnet Hill Lane

Avon, CT  06001

With a copy to:

Mark Muedeking

DLA Piper, LLP

6225 Smith Avenue

Baltimore, MD 21209

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12.

Contents of Agreement; Amendment and Assignment.

(a)

This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b)

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

13.

Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14.

Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15.

Independent Benefit Entitlement.  Any amount paid to Executive under Section 5.4(b)(i) of this Agreement will be determined independently of any benefit to which the Executive may become entitled under the Northeast Utilities Incentive Plan, or any  program created under that plan.

16.

Beneficiaries/References.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof.  In the event of Executive's death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

17.

Miscellaneous.  All section headings used in this Agreement are for convenience only.  This Agreement may be executed in counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

18.

Withholding.  The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

19.

Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Connecticut without giving effect to any conflict of laws provisions. Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations thereunder so as not to subject Executive to the payment of any tax penalty of interest which may be imposed by Section 409A of the Code and the Company shall have no right to make or accelerate any payment under this Agreement except to the extent such action would not subject Executive to the payment of any tax penalty or interest under Section 409A of the Code. The Company shall have no obligation, however, to reimburse Executive for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability of Executive under Section 409A of the Code except that this provision shall not apply in the event of the Company’s negligence or willful disregard in interpreting the application of  Section 409A of the Code to the Agreement which negligence or willful disregard causes Executive to become subject to a tax penalty or interest payable under Section 409A of the Code, in which case the Company will reimburse Executive on an after-tax basis for any such tax penalty or interest not later than the last day of Executive’s taxable year next following Executive’s taxable year in which Executive remits the applicable taxes and interest.

20.

Adoption by Affiliates; Obligations.  The obligations under this Agreement shall, in the first instance, be paid and satisfied by NUSCO; provided, however, that NUSCO will use its best efforts to cause NU and each entity in which NU (or its successors or assigns) now or hereafter holds, directly or indirectly, more than a 50 percent voting interest to approve and adopt this Agreement and, by such approval and adoption, to be bound by the terms hereof as though a signatory hereto.  If NUSCO shall be dissolved or for any other reason shall fail to pay and satisfy the obligations then, to the extent not satisfied by NU, each individual such entity thereafter shall be severally liable to pay and satisfy the obligations to Executive.

21.

Establishment of Trust.  The Company may establish an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy any of its obligations under this Agreement.  Funding of such trust fund shall be subject to the Board's discretion, as set forth in the agreement pursuant to which the fund will be established.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

NORTHEAST UTILITIES

SERVICE COMPANY

By: /s/ Gregory B. Butler

Its Senior Vice President and General Counsel

Date: 12/16/08

EXECUTIVE:

/s/Charles W. Shivery

Date:  12/12/08

Annex 1

Release

General Release and Covenant Not to Sue

You Are Advised to Consult with an Attorney

Before You Sign This Release

I, [NAME], in consideration for the special benefits described in paragraph 1, below, which benefits I agree I would not otherwise be entitled to receive, agree to release and forever discharge Northeast Utilities, Northeast Utilities Service Company, The Connecticut Light and Power Company, Western Massachusetts Electric Company, Public Service Company of New Hampshire, Yankee Energy System, Inc., NU Enterprises, Inc., Select Energy, Inc., Northeast Generation Services Company, and their past, present and future parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies or their predecessors, successors and assigns and all past and present and future directors, officers and employees of these entities personally, or as directors, officers and employees (collectively, “the Company”), from any and all claims, demands, charges, grievances, actions, or liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, arising from or relating in any way to any act or omission occurring prior to the date of this General Release and Covenant Not to Sue (“Release”), directly or indirectly relating to my employment with the Company or the termination of my employment with the Company.

I agree that I have executed this Release on my own behalf, and also on behalf of my heirs, agents, representatives, successors and assigns that I now have or may have in the future.  By signing this Release, I hereby waive, release and forever discharge the Company from any and all claims under federal, state and local law, including but not limited to claims of employment discrimination or retaliation arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. sections 1981 and 1983,  the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, and the Occupational Safety and Health Act.

I also agree that by signing this Release, I hereby waive, release, and forever discharge any and all statutory or common law claims and claims under any tort or contract theory, including but not limited to, claims for personal injuries, emotional distress, breach of express or implied contract, wrongful discharge, or violation of public policy.

I agree that I will not institute a claim, grievance, charge, lawsuit, or action of any kind against the Company, including but not limited to claims related to my employment with the Company or the termination of my employment with the Company.  I also agree that if I bring any form of legal action against the Company, which does not include the reporting or otherwise communicating of any nuclear safety concern, workplace safety concern, public safety concern, or claim of discrimination or retaliation to the U. S. Nuclear Regulatory Commission, the U. S. Department of Labor, the Equal Employment Opportunity Commission, or any federal or state government agency, I must forfeit all amounts paid to me pursuant to this Release and the Company will be relieved of any further obligations owed under this Release.  I further agree that if I violate this Release by instituting a legal action against the Company, I agree that I will pay all costs and expenses of defending against the lawsuit incurred by the Company, including reasonable attorneys’ fees.

Notwithstanding anything herein to the contrary, nothing in this Release shall (i) affect any right that I may have to indemnification or insurance coverage with respect to the performance of my duties as an employee, officer or director of the Company, or any of its Affiliates (as defined in Section 6.1(a) of my Employment Agreement) or (ii) waive any right to any claim, lawsuit or action arising out of any act or omission occurring after the date of this Release.

I understand that nothing in this Agreement shall interfere with my right to file a charge with, cooperate with, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.  However, the consideration provided to me in this Agreement shall be the sole relief provided for the claims that are released by me herein and I understand that I will not be entitled to recover and agree to waive any monetary benefits or recovery against the Company in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge.

I further acknowledge and agree that:

 1.

The special benefits include those benefits set forth and described in detail in paragraph [insert paragraph number] of the Employment Agreement made on [date of agreement] between me and [company] (“the Employment Agreement”), which section is incorporated herein by reference and made a part hereof.  These benefits constitute valid and sufficient consideration for this Release, in that they are benefits to which I would not have been entitled had I not signed this Release.

 2.  The Company has advised me to consult with an attorney and a financial advisor prior to signing this Release and I further acknowledge that I have been given a full and fair opportunity to do so.  I acknowledge also that I have reviewed, carefully considered, and fully understand the terms, nature and effect of this Release.

 3.

I have been given a period of at least twenty-one (21) days within which to consider and review this Release.  I understand that I have seven (7) days after I sign this Release within which I may revoke the Release by notifying Jean LaVecchia, Vice President - Human Resources in writing of my intentions to revoke.  I further understand that this Release is not effective or enforceable until the seven-day revocation period expires without a revocation by me.

 4.

This Release does not waive any claims that I may have which arise after the date I sign this Release.

 5.

During the course of my employment with the Company, I have learned about, had access to, or used confidential and proprietary information about the Company, including, for example, financial information about the Company, the names of the Company’s actual or prospective suppliers and/or customers, marketing or financial studies, marketing or financial strategies, or any other business plans or strategies of the Company that are not in the public forum.  I acknowledge that such confidential and proprietary information is the property of the Company and I expressly agree not to disclose, divulge or communicate such confidential and proprietary information without the Company’s prior, express written consent.

6.

I have not relied on any representations, promises, or agreements of any kind made to me in connection with any decision to accept the Release except for those set forth herein.

7.

I further agree that I will keep confidential the terms, amount and the facts of the agreements set forth in this Release and I agree that I will not disclose any information concerning this Release, and its terms and conditions, including the amount of monies paid to me, to anyone other than my attorney, accountant, tax advisor, immediate family, or the state Unemployment Compensation Commission.  I understand that nothing in this Release prohibits me from disclosing any of the above information where required by law.

8.

I understand that if any part of this Release is determined to be invalid, illegal or otherwise unenforceable, the remaining provisions of this Release shall not be affected and will remain in full force and effect.

9.

This Release, consisting of four (4) pages, and incorporating by reference paragraph [number] of the Employment Agreement, sets forth the entire agreement between me and the Company regarding the issues herein addressed, and supersedes any prior or contemporaneous oral or written agreement or understanding, between the Company and me with respect to said issues, and cannot be changed except in a writing signed by all parties.  Notwithstanding the above, I understand that this release does not alter or affect in any way any obligations that I or the Company may have pursuant to the Employment Agreement.  Any obligations between and among the Company and me pursuant to said Employment Agreement exist separate and apart from this instant Release.

[NAME]

___________________________________________

Date:____________________

Subscribed and sworn to before me

on this the ____ day of ______________, _______.

_______________________________

Notary Public

My Commission Expires:___________